Release Date:March 30, 1998        Contact:Thomas Redington
                                           (203) 222-7399



                          IGI, INC. ANNOUNCES EXPECTED
                           LOSS FOR 1997 AND DELAY IN
                      FILING OF ANNUAL REPORT ON FORM 10-K
                    AMEX SUSPENDS TRADING OF IGI STOCK UNTIL
                       ANNUAL REPORT ON FORM 10-K IS FILED



BUENA, NJ, MARCH 30, 1998 - IGI, INC. (AMEX:IG) announced today that it expects to report a loss for the year ended December 31, 1997, including a substantial loss for the fourth quarter of 1997. It also announced that the filing of its 1997 annual report on Form 10-K with the Securities and Exchange Commission and AMEX will be delayed beyond the March 31, 1998 due date, because the audit of its financial statements will not be completed by that date. In addition, the Company reported that it is engaged in negotiations with its bank lenders to obtain a waiver of defaults of certain covenants contained in its bank credit agreement at year end 1997 and to extend the expiration date of its credit agreement to December 31, 1998.

      IGI also announced that the American Stock Exchange has halted the trading of IGI's common stock on the Exchange until the annual report on Form 10-K for 1997 is filed with the SEC and AMEX. IGI is unable at this time to state when trading of its stock on AMEX will resume.

Preliminary Operating Results

      Based on its review of operations to date, the Company expects that it will incur a pretax loss ranging from $2.7 to $3.2 million for the fourth quarter of 1997, resulting in a pretax loss for fiscal 1997 ranging from $1.0 to $1.5 million. The expected loss is attributable primarily to lower than expected poultry vaccine sales during the period, certain inventory write-offs, additional reserves for accounts receivable and notes receivable, and legal and related expenses incurred in connection with the previously announced USDA OIG investigation. The Company cautioned, however, that the estimated loss for 1997 could be lower, or higher if additional write-offs or charges are required in connection with completion of the 1997 audit. In this connection, on March 27, 1998, the Board of Directors engaged special counsel to investigate any additional information which may have a material impact on the Company's financial reporting for 1997 and prior periods and authorized special counsel to engage independent accountants to assist them in such investigation and to report the results of their investigation to the Company's Audit Committee.

Impact of USDA Action and OIG Investigation

      As previously reported, in June 1997, the Center for Veterinary Biologics ("CVB") of the United States Department of Agriculture ("USDA") ordered the Company to stop distribution and sale of certain serials and subserials of designated poultry vaccines produced by the Company's Vineland Laboratories Division ("Stop Shipment Order"). The Stop Shipment Order was based on CVB's finding that the Company shipped serials before the Animal and Plant Health Inspection Service division of the USDA ("APHIS") had the opportunity to confirm the Company's testing results, including serials APHIS deemed to be worthless, failed to destroy serials reported to APHIS as destroyed, and in general failed to keep complete and accurate records and to submit accurate reports to APHIS. The Stop Shipment Order affected 36 of the Company's USDA-licensed vaccines. In July 1997, the Officer of Inspector General of the USDA ("OIG") advised the Company of its commencement of an investigation into alleged violations of the Virus Serum Toxin Act and alleged false statements made to APHIS.

      As a result of the Stop Shipment Order and the commencement of the OIG investigation, the non-employee members of the Board of Directors directed the Company to retain a special counsel to investigate the alleged violations and to advise the Board of Directors and also instructed management to take immediate action to assure that all future shipments comply with all regulatory requirements. In addition, the Company took action designed to obtain the approval of APHIS to the Company's resumption of shipments of the products affected by the Stop Shipment Order, including submission of an amended regulatory compliance program and testing procedures acceptable to the USDA, reassignment of certain personnel and restructuring of the quality control and quality assurance functions. In addition, the Company commenced its own investigation.

      Based on remedial action taken by the Company, including revised vaccine production outlines, the USDA, during the period from August through December of 1997 lifted the Stop Shipment Order with respect to all but three of the 36 affected products. As of March 27, 1998, the remaining three products were released for sale and shipment by the Company. The Company has also provided documents subpoenaed by the OIG concerning the affected products.

      While the Company's investigation has not been completed, on November 21, 1997, the Company, based on its investigation to date, terminated the employment of its President and Chief Operating Officer, John P. Gallo, for willful misconduct in the performance of his executive duties. After completion of its internal investigation, the Company may decide to terminate other employees, including members of its management team, for misconduct. In addition, the OIG investigation is ongoing and could result in action against the Company and certain of its employees, including the possibility of criminal charges.

       The delay in approval of the remaining affected products until the end of March 1998 could adversely affect overall sales revenue in 1998. In addition, if the Company determines to take disciplinary action against employees who participated in the alleged violations, the Company will need to replace these employees and train new employees which could have an adverse effect on the Company's 1998 performance and operating results. Also, if the OIG concludes that the Company's action and the actions of members of management warrant enforcement proceedings, those proceedings could have a material and adverse effect on the Company's future operating results as well as the Company's ability to finance its continued operations. Any such actions by the OIG or actions by the Company to terminate members of management could also raise concerns among the Company's customers regarding the future viability of the Company and thereby adversely impact future sales to these customers.

Financial Condition

      The Company was in default under certain covenants contained in its bank credit agreement at year end 1997. The Company is engaged in negotiating amendments to its credit agreement with its bank lenders, including waivers of its covenant defaults and an extension of the credit agreement through year end 1998. The Company believes it will be able to reach agreement with its lenders that would provide continued credit through December 31, 1998. However, the Company cannot assure at this time that a definitive amended credit agreement will be executed. Moreover, even if a definitive agreement is accepted and executed by the banks, the line of credit may not be adequate to finance the Company's operations at its current levels if the Company does not resolve its regulatory problems satisfactorily and in a timely manner. The Company therefore plans to seek additional funds through the issuance of debt or equity or a combination of both. No assurance can be given that the Company will be able to obtain the additional required funds to finance its continued operations, and if it is unsuccessful in doing so, the Company may be forced to curtail a substantial part of its business operations, sell certain assets or seek protection under the bankruptcy laws.

                                       ###

      IGI is a diversified company segmented into two business areas: Animal Health and Skin Care and Consumer Products. The Company's growing Skin Care and Consumer Products business is primarily based on the patented Novasome technology. Licensed from a former subsidiary, the technology offers value-added qualities to cosmetics, skin care products, vaccines, medicines, foods, beverages, and other products.